Exhibit 99.1
Porch Group Announces Purchase of PRCH Shares from the Reciprocal
SEATTLE, WA – June 11, 2026 (Business Wire) — Porch Group, Inc. (“Porch” or “the Company”) (NASDAQ: PRCH), a new kind of homeowners insurance company, today announced that the Porch Reciprocal Exchange (the “Reciprocal”), a Texas unincorporated reciprocal interinsurance exchange, sold approximately 2.1 million shares of Porch common stock to Porch for an aggregate purchase price of $15 million in cash (the “Transaction”).
Strategic rationale: increase Reciprocal’s statutory surplus
The Transaction is designed to convert a portion of the Reciprocal’s Porch common stock holdings into cash, which increases the Reciprocal’s regulatory capital (“statutory surplus”) given a large portion of the value of the Reciprocal’s Porch shares is instead counted as non-admitted assets in statutory filings.
The Reciprocal will continue to hold approximately 16.2 million Porch shares, providing continued upside potential should the share price appreciate.
Strong surplus today supports scaling objectives
For the quarter ended March 31, 2026, statutory surplus at the Reciprocal was approximately $165 million, which supports capacity for more than $800 million in Reciprocal Written Premiums (“RWP”). Growth in statutory surplus at the Reciprocal has continued to be better than expectations since the end of Q1 2026 independent of this transaction.
Separate from open-market repurchases
In March 2026, the Company exhausted its Board authorized open market repurchase program and repurchased 0.3 million common shares for $2.5 million, which represented the maximum amount permitted under the Company’s 2028 convertible notes indenture.
This Transaction is separate from that open market repurchase authorization and is not an open market repurchase. As described in the Company’s Form 8-K filed with the SEC on June 11, 2026, this transaction was executed by Porticus Reinsurance Ltd. (“Porticus”), a Cayman Islands captive reinsurance company and subsidiary of Porch Group, which is allowed to purchase Porch shares from the Reciprocal under the terms of the indenture governing the Company’s 2028 Convertible Senior Notes.
Transaction details

The parties entered into the securities purchase agreement June 10, 2026, following receipt of required regulatory approvals from the Texas Department of Insurance and the Cayman Islands Monetary Authority.
The purchase price reflects $7.17 per share, which was the Nasdaq closing price on March 31, 2026, the date the parties received the requisite corporate approvals for the Transaction, subject to receipt of regulatory approvals.

About Porch Group
Porch Group, Inc. ("Porch") is a new kind of homeowners insurance company. Porch's strategy to win in homeowners insurance is to deploy leading vertical software solutions in select home-related industries, provide the best services for homebuyers including important moving services, leverage unique data for advantaged underwriting, and provide more protection for policyholders. To learn more about Porch, visit ir.porchgroup.com.
Investor Relations Contact:
IR@porch.com